Exhibit 99.B(d)(12)

INVESTMENT SUB-ADVISORY AGREEMENT

ADVISER MANAGED TRUST

AGREEMENT made as of this 16th day of September, 2013 between SEI Investments Management Corporation (the “Adviser”) and Neuberger Berman Management LLC (the “Sub-Adviser”).

WHEREAS, Adviser Managed Trust, a Delaware statutory trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated December 10, 2010, as amended (the “Advisory Agreement”), with the Trust, pursuant to which the Adviser acts as investment adviser to each series of the Trust set forth on Schedule A attached hereto (each a “Fund,” and collectively, the “Funds”), as such Schedule may be amended by mutual agreement of the parties hereto; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of a Fund, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Duties of the Sub-Adviser.  Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of each Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objectives, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)                                 The Sub-Adviser shall, in consultation with and subject to the direction of the Adviser, determine from time to time what Assets will be purchased, retained or sold by a Fund, and what portion of the Assets will be invested or held uninvested in cash.

(b)                                 In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Certificate of Trust (as defined herein) and the Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)                                  The Sub-Adviser shall determine the Assets to be purchased or sold by a Fund as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in a Fund’s Prospectus or as the Board of Trustees or the Adviser may direct from time to time, in conformity with all federal securities laws.  In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of each Fund the best overall terms available.  In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)).  Consistent with any guidelines established by the Board of Trustees of the Trust and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including a Fund.  In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms.  In no instance, however, will a Fund’s Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)                                 The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act.  The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of a Fund required by Rule 31a-1 under the 1940 Act.  The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to a Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records.  In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e)                                  The Sub-Adviser shall provide a Fund’s custodian on each business day with information relating to all transactions concerning a Fund’s Assets and shall provide the Adviser with such information upon request of the Adviser.

(f)                                   The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust.

(g)                                  The Sub-Adviser shall promptly notify the Adviser of any financial condition that is reasonably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(h)                                 (i)                                     Except under the circumstances set forth in subsection (ii), the Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in a Fund.  If the Sub-Adviser receives a misdirected proxy, it shall promptly forward such misdirected proxy to the Adviser.

(ii)                                  The Sub-Adviser hereby agrees that upon 60 days’ written notice from the Adviser, the Sub-Adviser shall assume responsibility for reviewing proxy solicitation materials and voting proxies in relation to the securities held as Assets in a Fund.  As of the time the Sub-Adviser shall assume such responsibilities with respect to proxies under this sub-section (ii), the Adviser shall instruct the custodian and other parties providing services to a Fund to promptly forward misdirected proxies to the Sub-Adviser.

(i)                                     In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Fund or a sub-adviser to a portfolio that is under common control with a Fund concerning the Assets, except as permitted by the policies and procedures of a Fund.  The Sub-Adviser shall not provide investment advice to any assets of a Fund other than the Assets.

(j)                                    On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased.  In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to a Fund and to such other clients under the circumstances.

(k)                                 The Sub-Adviser shall also furnish to the Adviser or the Board of Trustees such periodic reports and information with regard to its affairs as sub-adviser as the Adviser or Board of Trustees may reasonably request.  The Sub-Adviser shall also furnish to the Adviser any other information the Sub-Adviser has in its role as sub-adviser to the Funds relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

To the extent permitted by law, the services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s control affiliates, partners, officers or employees.

2.                                      Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to each Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust (as defined herein), the Prospectus, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.                                      Delivery of Documents.  The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

(a)                                 The Trust’s Certificate of Trust, as filed with the Secretary of the State of Delaware (such Certificate of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Certificate of Trust”);

(b)                                 By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”); and

(c)                                  Prospectus of each Fund.

The Adviser will furnish copies of amendments of the documents specified above to the Sub-Adviser or otherwise provide reasonable notification of changes to any terms of such documents affecting Sub-Adviser’s obligations under this Agreement.

4.                                      Compensation to the Sub-Adviser.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement.  [SENTENCES REDACTED].

5.                                      Indemnification.  The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) howsoever arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) howsoever arising from or in connection with the performance of the Adviser’s obligations under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

6.                                      Duration and Termination.  This Agreement shall become effective upon approval by the Trust’s Board of Trustees and its execution by the parties hereto.  Pursuant to the exemptive relief obtained in the SEC Order dated April 29, 1996, Investment Company Act Release No. 21921, approval of the Agreement by a majority of the outstanding voting securities of a Fund is not required, and the Sub-Adviser acknowledges that it and any other sub-adviser so selected and approved shall be without the protection (if any) accorded by shareholder approval of an investment adviser’s receipt of compensation under Section 36(b) of the 1940 Act.

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser.  This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust.  As used in this Paragraph 6, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

7.                                      Compliance Program of the Sub-Adviser.  The Sub-Adviser hereby represents and warrants that:

(a)                                 in accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b)                                 to the extent that the Sub-Adviser’s activities or services could affect a Fund, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Fund and the Sub-Adviser (the policies and procedures referred to in this Paragraph 7(b), along with the policies and procedures referred to in Paragraph 7(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

8.                          Confidentiality.  Subject to the duty of the Adviser or the Sub-Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Funds and the actions of the Sub-Adviser and the Funds in respect thereof.  It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Funds or such persons as the Adviser may designate in connection with the Funds.  It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of investments which, on a temporary basis, may not be bought or sold for the Funds, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Funds.  The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Funds shall be deemed proprietary information of the Adviser, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information.  Further, the Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.

9.                          Reporting of Compliance Matters

(a)                                 The Sub-Adviser shall promptly provide to the Trust’s Chief Compliance Officer (“CCO”) the following documents:

(i)                                     upon request, for purposes of review at the Sub-Adviser’s principal office only, access to copies of all SEC examination correspondences, including correspondences regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the SEC identified any concerns, issues or matters (such correspondences are commonly referred to as “deficiency letters”) relating to any aspect of the Sub-Adviser’s investment advisory business and the Sub-Adviser’s responses thereto, provided that the CCO signs a non-disclosure agreement (form of agreement attached as Schedule C) to protect the confidentiality of information contained in such correspondence; Sub-Adviser reserves the right to redact any documents provided pursuant to this section which concern any findings or correspondence regarding another client of the Sub-Adviser or which do not concern the Sub-Adviser’s activities as a subadviser to non-affiliated third party clients.

(ii)                                  a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(iii)                               a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program with regard to the services provided by the Sub-Adviser in its capacity as a subadviser to non-affiliated third party clients;

(iv)                              a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and

(v)                                 an annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Paragraphs 7 and 9 of this Agreement.

(b)                                 The Sub-Adviser shall also provide the Trust’s CCO with:

(i)                                     read-only access, at the Sub-Adviser’s principal office only, to a summary of the testing, analyses, reports and other documentation, that the Sub-Adviser’s chief compliance officer relies upon to evidence its monitoring of the effectiveness of the implementation of the Sub-Adviser’s Compliance Program; and

(i)                                     meeting facilities and access to personnel of the Sub-Adviser, during normal business hours, for the purpose of conducting pre-arranged on-site compliance related due diligence meetings.

10.                               Governing Law.  This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

11.                               Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

12.                               Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	SEI Investments Management Corporation
One Freedom Valley Drive
Oaks, PA 19456
Attention: Legal Department

To the Trust’s CCO at:	SEI Investments Management Corporation
One Freedom Valley Drive
Oaks, PA 19456
Attention: Russ Emery

To the Sub-Adviser at:	Neuberger Berman Management LLC
605 Third Avenue
New York, NY 10158
Attention: Maxine Gerson

13.                               Amendment of Agreement.  This Agreement may be amended only by written agreement of the Adviser and the Sub-Adviser and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

14.                               Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

In the event the terms of this Agreement are applicable to more than one portfolio of the Trust (for purposes of this Paragraph 14, each a “Fund”), the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund.  In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Paragraph 6 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.

15.                               Miscellaneous.

(a)                                 Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	Neuberger Berman Management LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Robert Conti

Name:	Name:

Stephen Beinhacker	Robert Conti

Title:	Title:

Vice President	Managing Director

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Neuberger Berman Management LLC

As of September 16, 2013

ADVISER MANAGED TRUST

Tactical Offensive Equity Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Neuberger Berman Management LLC

As of September 16, 2013

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Neuberger Berman Management LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Robert Conti

Name:	Name:

Stephen Beinhacker	Robert Conti

Title:	Title:

Vice President	Managing Director

Schedule C

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Neuberger Berman Management LLC

As of September 16, 2013

FORM OF NON-DISCLOSURE AGREEMENT

SEI Investments Management Corporation

Attn:

1 Freedom Valley Drive

Oaks, PA 19456

Dear                                       :

In connection with the Investment Sub-Advisory Agreement between SEI Investments Management Corporation (“SEI”) and Neuberger Berman Management LLC (“Neuberger Berman”) with regard to the Adviser Managed Trust (the “Trust”), Neuberger Berman is making available to SEI certain information relating to regulatory examinations of Neuberger Berman by the Securities and Exchange Commission (“SEC”) which Neuberger Berman considers confidential and proprietary (“Confidential Material”).  You and your officers and employees agree to treat the Confidential Material in accordance with the terms of this letter agreement.

For purposes of this letter agreement, Confidential Material means all information and data, whether conveyed orally or in writing, that Neuberger Berman allows you and your employees to review.  Notwithstanding the foregoing, the term “Confidential Material” shall not include information or data that (i) is or becomes generally available to the public; (ii) is or becomes available to you from a source other than Neuberger Berman, provided that you do not know or have reason to know that disclosure to you is in contravention of a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Neuberger Berman; or (iii) you can demonstrate has been developed by one or more of your employees without reliance in whole or in part on Confidential Material.

Neuberger Berman will provide access to the Confidential Material at its principal offices, 605 Third Avenue, New York, New York.  You hereby agree that you and your employees will not be able to reproduce the Confidential Material in any format, transmit it by any means, or take notes or summarize its contents. A Neuberger Berman employee will be present for the entire duration of the time that you review the Confidential Material.

You hereby agree that you and your employees will only be able to review Confidential Material in the future if additional Confidential Material becomes available. Any future review is subject to the terms of this letter agreement.

You hereby agree that you and your employees shall only use the Confidential Material for purposes of evaluating Neuberger Berman’s role as sub-adviser for the Trust, and shall not use it for any other purpose unless Neuberger Berman agrees in writing.  You may disclose the contents of the Confidential Material to such of your employees, officers, trustees and/or directors who need to know such information for purposes of evaluating Neuberger Berman’s role as sub-adviser to the Trust so long as such employees, officers, trustees and/or directors are provided with a copy of this letter and agree to be bound to the same terms.

You agree not to disclose Confidential Material to any person, including your financial and legal advisers, except (i) as required by law, regulatory authority or a court of competent authority or (ii) as otherwise specifically provided in this letter agreement. You hereby agree to give notice if you are requested or required to provide the Confidential Material to any third party for any reason.

Nothing contained in this agreement, nor any exchange of Confidential Material, shall grant or confer upon you any right, license or authority in or to the Confidential Material.

Neuberger Berman reserves all rights in equity and at law in the event that you or your employees violate the terms of this letter agreement.

This letter agreement shall be interpreted in accordance with the laws of the State of New York.

If the foregoing sets forth your understanding of the terms of our agreement, please sign and return the enclosed copy of this letter to the undersigned.

Yours truly,

Neuberger Berman Management LLC

/s/ Robert Conti
By: Robert Conti

Accepted and agreed:

SEI Investments Management Corporation

/s/ Stephen Beinhacker
By: Stephen Beinhacker